UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – July 16, 2018

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

475 Fentress Blvd., Unit L, Daytona Beach, Florida 32114
 (Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01    Other Events.

On July 16, 2018, Gilla Inc. (“Gilla” or the “Company”) issued a press release announcing it had entered into a letter of intent (the “LOI”) to acquire all of the issued and outstanding shares of TB INVEST BVBA (“TB INVEST”), a Belgium-based distributor and retailer of E-liquid and other vapor products.

Pursuant to the LOI, a total purchase price of $15,450,000 plus an earn-out would be payable to the vendors of TB INVEST. The total purchase price would be payable as follows: 90,000,000 restricted common shares of the Company issued on closing having an estimated value of $11,700,000 based on the Company’s current stock price of $0.13 per share; $750,000 in cash payable on closing; $3,000,000 in promissory notes due over forty-eight (48) months from closing bearing interest at a rate of 2% per annum and secured against the shares of TB INVEST; and an earn-out of 6.5% of total European revenue generated by the post-acquisition operations of the Company and paid on incremental revenue over an annual threshold of $10,000,000 generating minimum gross margins of 20%. The earn-out would be paid annually to the vendors of TB INVEST for a period of four (4) years from the closing. The LOI and closing of the transaction are subject to board approval, confirmatory due diligence on both parties and approval from any applicable regulatory body or exchange if so required.

A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release dated July 16, 2018 from Gilla Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Date: July 20, 2018	By:	/s/ Graham Simmonds
Name: Graham Simmonds
Title: Chief Executive Officer

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